EXHIBIT F-1


                         (Letterhead of Barbara J. Swan)



                                             December 23, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


         RE:  INTERSTATE POWER AND LIGHT COMPANY -
              APPLICATION/DECLARATION ON FORM U-1 (FILE NO. 70-10077)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Power and Light Company ("IP&L"), a public-utility subsidiary of Alliant Energy Corporation, a registered holding company, and the Commission's order dated December 12, 2002 (the "Order") authorizing IP&L to issue and sell up to $200 million of its newly authorized preferred stock, par value $0.01 per share ("Preferred Stock") in one or more transactions from time to time through December 31, 2005. On December 20, 2002, IP&L issued and sold $150 million of Preferred Stock (six million shares ate $25 per share) in a private offering under Rule 144A under the Securities Act of 1933 (the "Initial Offering").

     In connection with the opinions given herein, I have examined the Application and the Order and original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All state laws applicable to the Initial Offering have been complied with;

     2. IP&L is validly organized and duly existing under the laws of the State of Iowa;


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SECURITIES AND EXCHANGE COMMISSION
DECEMBER 23, 2002
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     3. In the Initial Offering, the Preferred Stock was validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in IP&L's Restated Articles of Incorporation;

     4. The consummation of the Initial Offering did not violate the legal rights of the holders of any securities issued by IP&L or any associate company.

     I hereby consent to the use of this "past tense" opinion in connection with the Application. This "past tense" opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                           Sincerely,


                                           /s/ Barbara J. Swan